EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES NO APRIL CASH DISTRIBUTION

Dallas, Texas, April 18, 2019 – Simmons Bank, as Trustee of the Hugoton Royalty Trust (OTCQX:HGTXU) (the “Trust”), today declared there would not be a cash distribution to the holders of its units of beneficial interest for April 2019. Properties underlying the Wyoming net profits interests contributed net profits income of $107,000. The Trustee has decided to continue to fund the cash reserve by withholding the proceeds remaining after paying current month administration expenses. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in February.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas Price per Mcf
	Total	Daily
Current Month	766,000	27,000	$3.67
Prior Month	783,000	25,000	$4.24

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has deducted development costs of $2,020, production expense of $1,525,000 and overhead of $1,038,000 in determining the royalty calculation for the Trust for the current month.

Litigation and Arbitration Proceedings – Chieftain

As previously disclosed, XTO Energy advised the Trustee that it reached a settlement with the plaintiffs in the Chieftain class action royalty case. On July 27, 2018 the final plan of allocation was approved by the court. Based on the final plan of allocation XTO Energy has advised the Trustee that it believes approximately $24.3 million in additional production costs should be allocated to the Trust. On May 2, 2018, the Trustee submitted a demand for arbitration seeking a declaratory judgment that the Chieftain settlement is not a production cost and that XTO Energy is prohibited from charging the settlement as a production cost under the conveyance or otherwise reducing the Trust’s payments now or in the future as a result of the Chieftain litigation. The hearing on the claims related to the Chieftain settlement has been scheduled for October 7, 2019. Other Trustee claims related to disputed amounts on the computation of the Trust’s net proceeds for 2014 through 2016 were bifurcated from the initial arbitration and will be heard at a later date, which is still to be determined.

If the approximately $24.3 million allocated portion of the Chieftain settlement results in an adjustment to the Trust’s share of net proceeds, it would result in additional excess costs under the Oklahoma conveyance that would likely result in no distributions under the Oklahoma conveyance for several years, or more depending on the results of operations of the underlying properties, while these additional excess costs are recovered.

Development Costs

XTO Energy has advised the Trustee that actual development costs for properties underlying the Kansas and Wyoming net profits interests will be charged to the Trust as incurred. Actual development costs for properties underlying the Oklahoma net profits interests will be charged to the previously accrued development budget. The deduction for development costs is based on the current level of development expenditures, budgeted future development costs and cumulative actual costs under or over the previous deductions. XTO Energy will continue to evaluate the development cost deduction and revise as necessary.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $48,000 on properties underlying the Kansas net profits interests. Underlying cumulative excess costs remaining on the Kansas net profits interests total $1,139,000, including accrued interest of $181,000.

XTO Energy has advised the Trustee that excess costs increased by $115,000 on properties underlying the Oklahoma net profits interests. Underlying cumulative excess costs remaining on the Oklahoma net profits interests total $21,083,000, including accrued interest of $0. XTO has advised the Trustee that it has determined not to accrue interest on the Oklahoma excess costs balance at this time.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839